Exhibit 10.46

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

EXECUTION COPY

Dated FEBRUARY 28, 2001

AGREEMENT

BETWEEN

SHELL NEDERLAND CHEMIE B.V.

AND

KRATON POLYMERS NEDERLAND B.V.

FOR THE SUPPLY OF ISOPRENE MONOMER

(Pernis-Isoprene Monomer-Feedstock Agt.)

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Attachment IV - Estimated Volume Take-off Scheme (in kilo Tonnes)

Attachment V - Examples for Application of Clause 4.4

Attachment VI - List of Purchaser Affiliates

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ISOPRENE MONOMER SUPPLY AGREEMENT

THIS AGREEMENT is made February 28th 2001 between:

(1)	SHELL NEDERLAND CHEMIE B.V., a company incorporated in the Netherlands having its registered office at the Vondelingenweg 601, 3196 KK Vondelingenplaat, Rotterdam, The Netherlands (hereinafter referred to as “SNC”); and

(2)	KRATON POLYMERS NEDERLAND B.V., a company incorporated under the laws of THE Netherlands with its registered office at the Vondelingenweg 601, 3196 KK Vondelingenplaat, Rotterdam, The Netherlands (hereinafter referred to as “PURCHASER”)

RECITALS:

(A)	SNC manufactures IP at its plant in Pernis.

(B)	PURCHASER and those of its Affiliates listed in Attachment VI hereto require supplies of IP for further processing at various locations in Europe, and wish to have a long-term stable supply of IP.

(C)	SNC is willing to supply IP to PURCHASER and PURCHASER is willing to take delivery of IP from SNC on the terms and conditions set out in this Agreement.

(D)	Elastomers and Lower Olefins want to co-operate in a global partnership.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, where the context so admits, the following words and expressions shall have the following meanings:

“Affiliate”	means in relation to SNC, N.V. Koninklijke Nederlandsche Petroleum Maatschappij, The “Shell” Transport and Trading Company, p.l.c. and any other company other than SNC which is directly or indirectly affiliated with the first mentioned companies or either of them.

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Means in relation to PURCHASER, any company which is directly or indirectly affiliated with PURCHASER.

For the purposes of this definition, a particular company is:

(i)     directly affiliated with another company or companies if the latter hold(s) shares or similar entitlements carrying fifty per cent (50%) or more of the votes exercisable at a general meeting of shareholders (or its equivalent) of the particular company; and

(ii)    indirectly affiliated with a company or companies (“the parent company or companies”) if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company or companies, except the parent company or companies, is directly affiliated with one or more of the companies earlier in the series;

“Agreement”	Means this isoprene monomer supply agreement including its Attachments;

“Berre”	Means PURCHASER’s plant in Berre, France;

“CMR Complex”	Means the chemical plants that fall under the Veiligheidsdistrict Chemie, Monomeren en Rubber, including, but not limited to the isoprene extraction plant and the Kraton plant; which comprises Pernis SIS and Pernis IR;

“EMU Legislation”	Means the legislative measures of the Council of the European Union providing for the introduction of, changeover to, or operation of, the Euro;

“Euro”	Means the single currency of the Participating Member States in the Third Stage;

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“Flowmeters W, X, Y and Z”	Means the flowmeters referred to in Attachment III;

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“IP”	Means isoprene monomer;

“IP/19 Product”	Means IP/19 complying with the specifications set out in Attachment 1;

“IP/60 Product”	Means IP/60 complying with the specifications set out in Attachment 1;

“IP/99 Product”	Means IP acquired from third party producers;

“Month”	Means a calendar month;

“Participating Member States”	Means those member states of the European Union from time to time which adopt a single, shared currency in the Third Stage, as defined and identified in the EMU Legislation;

“Pernis SIS”	Means PURCHASER’s production line in Pernis, The Netherlands which manufactures styrene-isoprene block copolymers;

“Pernis IR”	Means PURCHASER’s production line in Pernis, The Netherlands which manufactures polyisoprene rubber;

“PIR”	Means polyisoprene rubber;

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“Polysolvent”	Means the C5 hydrocarbons in any isoprene containing stream that are not isoprene;

“Product”	Means the IP/19 Product, the IP/60 Product and the IP/99 Product with the specifications set out in Attachment I;

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“Quarter”	Means a period of three consecutive months commencing 1 January, 1 April, 1 July and 1 October in any Year;

“SIS”	Means styrene-isoprene block copolymers;

“Third Party”	Means any third party other than SNC and PURCHASER and their respective Affiliates;

“Three Month Period”	Means a period of three consecutive Months beginning on the first day of the first Month in that period;

“Third Stage”	Means the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community (as amended from time to time);

“Tonne”	Means one thousand kilograms;

“U-2000 Extraction Plant”	Means the isoprene extraction plant which produces raw or untreated isoprene;

“U-3500Treatment Plant”	Means the isoprene Sodium treatment plant which purifies raw isoprene to meet the quality required for polymerisation;

“Volume”	Means the amount of Product supplied by SNC to PURCHASER under this Agreement;

“Wesseling”	Means PURCHASER’s plant in Wesseling, Germany;

“Year”	Means a calendar year.

1.2	References in this Agreement to Clauses and Attachments are to Clauses in and Attachments to this Agreement. The Recitals and Attachments to this Agreement form part of this Agreement.

1.3	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

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2.	Supply and Purchase of Product

2.1	SNC shall, subject to the provisions of sub-clause 4.1, supply to PURCHASER [***] [Confidential Treatment Requested] Product and IP in IP/60 Product per Year (which is the present Pernis plant capacity), and PURCHASER shall purchase from SNC [***] [Confidential Treatment Requested] Product and IP in IP/60 Product per Year.

2.2	In addition, on request of PURCHASER SNC shall purchase such volume of IP/99 Product as PURCHASER shall request for supply to PURCHASER and PURCHASER shall acquire any such volumes of IP/99 Product so requested. The combined volume of isoprene shall constitute PURCHASER’s total annual demand in Europe. Volumes are listed in 4.1.

2.3	The obligation of PURCHASER to take delivery of PRODUCT may be taken over wholly or in part by one or more of those Affiliates listed in Attachment VI.

3.	Quality

3.1	SNC warrants that all Product supplied to PURCHASER shall comply with the specifications set out in Attachment I unless otherwise agreed. In the case of pipeline deliveries, quality data will be supplied to PURCHASER on a regular basis as set out in attachment I.

3.2	In the event that PURCHASER reasonably believes that it has cause to complain that the quality of Product delivered to it pursuant to this Agreement does not comply with the specification set out in Attachment I, PURCHASER shall give written notice specifying the nature of its complaint and the parties shall promptly meet so as to endeavour to resolve that complaint. In the case of non-performance (resulting from a failure to react the isoprene, or continued inability to meet the polymer specifications or from some other cause), a team will be formed on PURCHASER’s request consisting at least of the PURCHASER’s representative at the plant and the assistant plant manager of the monomers plant, as well as the plant manager of the CMR Complex, which team shall have the responsibility to find the cause of non-performance and implement a solution as soon as possible.

3.3	In the event that Product supplied by SNC to PURCHASER is proved to have failed to comply with the specifications set out in Attachment I, PURCHASER shall be entitled at its option to require SNC either (a) to take back and replace such defective Product with Product which meets the specifications as soon as reasonably practicable thereafter or (b) to reimburse the invoice value of the defective Product.

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3.4	Attachment II contains an approved suppliers list of sources approved by PURCHASER. PURCHASER will indicate to SNC which other suppliers (apart from meeting specifications) can be accepted and added to the approved suppliers list (any such indications not to be unreasonably withheld).

3.5	In the absence of any written notice from PURCHASER to SNC within 15 days after delivery of the Product, the Product shall be deemed to have been delivered and accepted by PURCHASER in a satisfactory condition and in all respects in accordance with the specifications and SNC shall have no liability to PURCHASER with respect to that delivery.

4.	Volumes, Scheduling and Nomination, Procurement of Isoprene

4.1	Planning volumes and Agreed Volume

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Forecasts of purchased volumes will be supplied along with information concerning the Agreed Volumes as indicated in 4.2 and 4.3.

4.1.2	As soon as possible thereafter and in any event no later than 1st October in the same Year SNC and PURCHASER shall agree on the volume of IP/19 Product and IP/60 Product to be purchased and supplied during the forthcoming Year. The volume so determined shall be within the range of Volumes set out in clause 2.1 and, subject to any adjustment required under sub-clause 4.1.3, shall constitute the “Agreed Volume”.

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4.2	Three month rolling forecast

Subject to Clause 4.1 PURCHASER shall submit to SNC in writing its monthly requirement for each of the IP in IP/19 Product, the IP in IP/60 Product and the IP/99 Product for each Three Month Period, such submission to be made monthly and to be made available to SNC no less than eight working days before the beginning of the first month of each Three Month Period.

Both parties shall use their best endeavours to purchase and supply Product evenly spread throughout the Year.

4.3	Information on shutdowns

PURCHASER and SNC shall notify each other at the earliest opportunity, but not later than twelve months before it occurs, of any planned shutdown or maintenance programme, and its duration, which may affect SNC’s capability to supply, or PURCHASER’s capability to purchase, Product.

4.4	Variations to Agreed Volumes

PURCHASER shall be obliged to purchase and SNC shall be obliged to supply the Agreed Volume of IP in IP/19 Product and IP in IP/60 Product in each Year. In the case of persistent failure of PURCHASER to purchase, or SNC to supply, the Agreed Volume, as the case may be, the party in default of its obligations will immediately inform the other party and both will seek to resolve the problem in mutual agreement minimising the impact on both businesses. Examples are set out in Attachment V.

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does not purchase the Agreed Volume. PURCHASER has at its own cost the right of audit of the Product sales of SNC into the merchant market by an independent surveyor acceptable to both parties. Only in case of significant deviations SNC would carry the costs of such audit.

5.	Delivery Terms

5.1	SNC shall deliver Product to Pernis by pipeline from SNC’s storage in Pernis to PURCHASER’s flange at Pernis, The Netherlands on a CPT basis.

5.2	To the extent not inconsistent with any terms of this Agreement, Incoterms (1990 edition) shall apply.

5.3	For supplies to Pernis, title and risk in the Product shall pass from SNC to PURCHASER when the Product passes the permanent connected flow meter, as shown in Attachment III.

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6.	Quantity Measurement

6.1	The quantity of Product delivered during any period shall be determined by the Flowmeters and analytical equipment as referred to in Clause 5.3.

The quantity of Product delivered will be determined as follows:

The percentage of IP in IP/19 multiplied by the volume recorded by Flowmeter X, plus

The percentage of IP in IP/60 multiplied by the volume recorded by Flowmeter Y minus the percentage of IP in the return stream from the Pernis IR unit multiplied by the volume recorded by Flowmeter Z.

6.2	The quantity of Polysolvent delivered during any period shall be determined by the Flowmeters and analytical equipment as mentioned in Clause 5.3.

The quantity of Polysolvent delivered will be determined as follows:

The percentage of Polysolvent in IP/19 multiplied by volume recorded by Flowmeter X, plus

The percentage of Polysolvent in IP/60 multiplied by volume recorded by Flowmeter Y minus the percentage of Polysolvent in the return stream from the Pernis IR unit multiplied by volume recorded by Flowmeter Z,

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plus the total amount of the return stream from the Pernis SIS unit as measured by Flowmeter W [note: this will be the stream ex U-4000 to RKW].

6.3	The invoice quantity shall be determined by SNC based on the reading given by its calibrated Flowmeters, or on the level difference in its gauged IP tanks, both corrected for temperature.

6.4	SNC shall be responsible for the upkeep and maintenance of its gauged IP tanks and its calibrated flow meters.

6.5	SNC shall arrange for the testing and calibration of all its gauged IP tanks and calibrated flow meters on a regularly scheduled basis.

6.6	If at any time PURCHASER has reasonable grounds to suspect that any measuring equipment, including the Flowmeters, is not accurate in any respect, the discrepancy or suspected discrepancy shall be immediately reported to SNC in writing along with any evidence in support of such claim and SNC shall arrange for the testing of the relevant piece of measuring equipment.

6.7	If any piece of measuring equipment fails to register or, upon test, is found not to be within +/- 0.5 percent accuracy then, for the purposes of this Agreement, a reasonable adjustment in accordance with generally accepted engineering practices shall be made correcting all measurements made with that piece of measuring equipment. Such adjustments shall reflect, if determinable, the actual period during which any inaccurate measurements were made. If such period cannot be determined it shall be deemed to be such period as shall be equal to one-half of the time from the date of the previous test of such measurement equipment, provided that the period covered by any such correction shall not exceed 6 months.

7.	Price

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7.2	Prices will be subject where applicable to VAT, Excise Duty and any other government tax or duty.

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9.1.1	The Agreement shall become effective on the date of this Agreement and shall remain in force until the earlier of termination in accordance with Clause 9.2 below and, subject to sub-clause 9.1.2, 31st December, 2009.

9.1.2	The Agreement will be automatically extended on 31st December, 2009 and each anniversary of that date thereafter for a period of one (1) year thereafter subject to notice of termination in writing by either party of not less than 24 months, such notice not expire before 31st Dec 2009.

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10.	General

10.1	This Agreement shall be binding upon and shall enure for the benefit of the permitted assignees of the parties.

10.2	No failure to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

10.3	Variations of this Agreement shall not be effective unless made in writing signed by duly authorised representatives of the parties.

11.	Notices

Any notice required to be given by either party to the other shall be in writing and shall be deemed validly served by hand delivery or by prepaid registered letter, sent through the post to its address given below, or such other address as may from time to time be notified for this purpose and any notice served by hand shall be deemed to have served on delivery, and any notice served by prepaid registered letter shall be deemed to have been served 48 hours after the time of which it was posted, and in proving service it shall be sufficient (in the case of service by hand or prepaid registered letter) to prove that the notice was properly addressed and delivered or posted, as the case may be.

PURCHASER	SNC

KRATON POLYMERS HOLDINGS B.V.	Shell Nederland Chemie B.V.

Vondelingenweg 601	Postbus 3005
NL-3196 KK Vondelingenplaat Rt.	NL-3190 GB Hoogvliet Rt.

12.	Force Majeure

12.1

Neither party shall be under any liability to the other whether in contract or in tort due to the first party being delayed or hindered in or prevented from performing any or all of its obligations under this Agreement by reason of fire, explosion,

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accident, flood, act of God, war, riot, labour dispute, strike, lockout, plant breakdown, shortage or non-availability of raw materials not arising from a conscious and deliberate act on the part of the supplier or any other cause (whether or not of the same nature as the foregoing) not reasonably foreseeable at the date of this Agreement and beyond the reasonable control of the party in question.

12.2	If either party is unable to perform any of its obligations under this Agreement by reason of any of the causes mentioned in Article 12.1 above or if either party considers it likely that it may become so unable, then that party shall as soon as reasonably practicable notify the other of the nature, estimated extent and duration of such inability. In case of any reasonable doubt as to occurrence of any of the causes mentioned in Article 12.1, preventing a party to fulfil its contractual obligations under this Agreement, the other party has the right to have any of such causes confirmed by an independent auditor, subject to the approval of the other party, such approval not to be unreasonably withheld. In such an auditing process, the party declaring Force Majeure will give access to any necessary information available to that party, unless that party is bound by secrecy agreements. However it being explicitly understood that all decisions concerning health, safety and environmental matters shall be at the sole discretion of the party declaring Force Majeure. The party affected by Force Majeure shall use all reasonable efforts to remedy the event of Force Majeure as soon as possible.

12.3	In the event of a shortage of Product due under this Agreement, caused by reasons as defined in Article 12.1, the Volume to be delivered in the period affected by Force Majeure shall be reduced on a pro rata basis with quantities to be delivered under binding contracts in existence at the time the Force Majeure event occurred or could reasonably be anticipated.

12.4	Lack of funds shall not be Force Majeure.

12.5	Neither party shall be entitled to rely on Force Majeure to relieve it from an obligation to pay money which would otherwise be payable under this Agreement (save to the extent and for the period that payment of the same cannot be made by reason of bank strike or similar occurrence).

13.	Liability

13.1	Subject to Clause 13.3, in the event that IP supplied under this Agreement does not accord with the specifications set out in Attachment I, SNC shall promptly replace such IP and SNC shall have no other liability in contract or in tort or in any other way for any loss or damage to PURCHASER arising from any act or omission in or relating to the supply or failure to supply IP under this Agreement.

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13.2	Subject to Clause 13.3, neither party shall be liable to the other for loss of profits, loss of margin, loss of use, loss of contract, loss of good goodwill or any indirect or other consequential losses of any nature whatsoever, whether or not caused by or resulting from the negligence of such party or breach of its statutory duties or a breach of its obligations under this Agreement howsoever caused.

13.3	Nothing in this Agreement shall exclude, restrict or limit any liability of either of the parties for:

(i)	death or personal injury resulting from negligence as defined in the Unfair Contract Terms Act 1977; or

(ii)	fraud or any other matter if and to the extent that, under English law, liability for it cannot be excluded, restricted or limited as against PURCHASER in the context of this Agreement.

13.4	To the extent that SNC is in breach of any supply obligation under this Agreement, or if SNC has failed to supply Product pursuant to an event of Force Majeure which has, in any case, resulted in a shortfall in supply or failure in supply of Product to PURCHASER under this Agreement, PURCHASER shall, upon prior written notice to SNC of such intention, have the right to purchase elsewhere at its own risk and cost, such quantities of Product as may be necessary to cover the shortfall in its requirements resulting from the shortfall in, or failure to, supply to it during the period of such shortfall or failure to supply.

Any quantities of Product purchased by PURCHASER from Third Parties in this context shall be deducted from the Agreed Volume of Product on an equivalent basis provided PURCHASER gives SNC notice as soon as is reasonably practicable of any such purchase of Product.

14.	Assignment

Either Party may at any time, with the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), assign all or any part of the benefit of, or its rights and benefits under, this Agreement except that no consent shall be required in the case of an assignment to an Affiliate or Affiliates.

15.	Confidentiality

Each party shall ensure that unless the other party gives its prior written consent no information regarding the contents of this Agreement shall be disclosed except to an Affiliate and only then, if and to the extent such Affiliate needs to know the terms and conditions of this Agreement. The party in question shall ensure that

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the Affiliate in question is notified of the confidential nature of this Agreement and that such Affiliate enters into an appropriate confidentiality undertaking.

16.	Hardship

If at any time during this Agreement either party is of the view that there has been a substantial change in business, monetary, technical or commercial conditions (excluding changes in the market price of IP and any other of the afore-mentioned changes that are to be borne by either party pursuant to the purpose of this Agreement) as a result of which that party suffers material hardship in complying with this Agreement, that party may notify the other in writing that it wishes to meet and review the conditions of the Agreement in the light of the changed business conditions. The parties shall meet to discuss in good faith appropriate means, if any, to alleviate or mitigate the effects of such hardship in a manner equitable to both parties.

17.	Severability

17.1	If any of the provisions of this Agreement is or becomes illegal, void or unenforceable under the law of any jurisdiction, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall remain and continue in full force and effect.

17.2	The invalidity of one or more provisions of this Agreement shall not affect:-

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

18.	Governing Law and Arbitration

18.1	This Agreement shall be governed by and construed in accordance with English law.

18.2	In the event any dispute, controversy, or difference of opinion arises between the parties hereunder out of or in relation to or in connection with this Agreement or the breach thereof, the parties agree that all disputes arising in connection with the present Agreement shall be finally settled under the rules of conciliation and arbitration of the International Chamber of Commerce in Paris by three (3) arbitrators appointed in accordance with those rules. The place of arbitration shall be Rotterdam and the language shall be English.

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19.	Necessary Approvals

19.1	As soon as reasonably practicable after signature of this Agreement, both parties agree to co-operate in notifying the Agreement to the EC commission for negative clearance and/or exemption pursuant to Article 81 (3) of the EC Treaty.

19.2	The parties will negotiate in good faith with the Commission and with each other any amendment to the arrangements contemplated by this Agreement (or any other arrangements between the parties or their associates) relevant to the joint notification referred to in Clause 19.1 requested by the Commission in order to obtain the negative clearance or exemption so requested. If no agreement can be reached all rights and obligations under this Agreement shall cease to exist.

20.	Counterparts

20.1	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

20.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

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IN WITNESS whereof this document has been signed by duly authorised persons on behalf of the Parties the day and year first before written.

SHELL NEDERLAND CHEMIE B.V. Rotterdam	KRATON POLYMERS NEDERLAND B.V. Rotterdam

/s/ Illegible	/s/ Illegible
Illegible	Illegible

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ATTACHMENT I

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4.	QUALITY ASSURANCE

4.1	NORMAL OPERATION

It is realised by both parties that specifications can only be applied during normal operation, after strict procedures regarding start-up have been applied.

4.2	Change Management

SNC agrees to notify PURCHASER at least 3 months in advance of any changes in manufacturing, chemical composition, raw material sources, contract processing and testing methods, which may affect the performance of the Product.

PURCHASER agrees to notify SNC at least 3 months in advance of any changes in manufacturing, chemical composition, raw material sources, contact processing and testing methods, which may affect the performance of the Polysolvent.

4.3	Quality Reporting

A set of performance determining parameters for IP/19 Product and IP/60 Product will be defined. These parameters, and the reporting thereof, will be included in the CMR quality systems.

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ATTACHMENT II

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ATTACHMENT III

FLOWMETERS

The Flowmeters W,X,Y,Z will be installed by SNC after divestment. For the meantime the Isoprene and Polysolvent quantities will be determined applying actual practice.

After specification and engineering a process flow scheme indicating the location of the Flowmeters will be attached as Attachment III.

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ATTACHMENT IV

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ATTACHMENT V

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